Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-134190

May 23, 2006

Free Writing Prospectus

Dated May 23, 2006

SunPower Reaffirms Second Quarter 2006 Guidance

SunPower Corporation (Nasdaq: SPWR) today reaffirmed previously issued guidance for the second quarter of 2006, expecting revenue of $50-52 million, non-GAAP gross margin of 20% and non-GAAP diluted earnings of $0.05 to $0.07 per share.

The equivalent GAAP gross margin for second quarter of 2006 is estimated to be 17.5% and the equivalent GAAP diluted earnings is estimated to be $0.01 to $0.03 per share, the difference being accounted for by non-cash charges for amortization of intangible assets and FAS 123R compensation expense.

NOTE: To supplement the consolidated financial results prepared under GAAP, SunPower uses non-GAAP measures which are adjusted from the most directly comparable GAAP results to exclude items related to amortization of intangibles and stock-based compensation. Management does not consider these charges in evaluating the core operational activities of SunPower. Management uses these non-GAAP measures internally to make strategic decisions, forecast future results and evaluate SunPower’s current performance. Most analysts covering SunPower use the non-GAAP measures as well. Given management’s use of these non-GAAP measures, SunPower believes these measures are important to investors in understanding SunPower’s current and future operating results as seen through the eyes of management. In addition, management believes these non-GAAP measures are useful to investors in enabling them to better assess changes in SunPower’s core business across different time periods. These non-GAAP measures are not in accordance with or an alternative for GAAP financial data and may be different from non-GAAP measures used by other companies.

Statements made in this release that are not historical in nature, including those referring to SunPower’s plans and expectations for the future and its expected 2006 second quarter revenue of $50-52 million, non-GAAP gross margin of 20% and non-GAAP diluted earnings of $0.05-$0.07 per share and the GAAP estimated equivalents, are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. SunPower uses words such as “estimates,” “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify such forward-looking statements. SunPower’s actual results may differ materially due a variety of factors, including but not limited to the risks identified in its filings with the Securities and Exchange Commission, including without limitation the limited availability of polysilicon, the loss of a significant customer or supplier or changes in government incentives. All forward-looking statements included in this release are based upon information available to SunPower as of the date of this release, which may change, and SunPower assumes no obligation to update any such forward-looking statement.

SunPower has filed a registration statement (including a prospectus) with the SEC for the offering of class A common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the documents incorporated by reference therein for more complete information about SunPower and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, SunPower or any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting the prospectus department of Credit Suisse, One Madison Avenue, New York, NY 10010, (tel: 1-800-221-1037), or Lehman Brothers (tel: 1-888-603-5847).

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